Exhibit 99.1

Third Quarter 2014 Earnings

04-November-2014

CORPORATE PARTICIPANTS

Rainer (Ramses) M. Erdtmann – Executive Vice President of Corporate Affairs

Robert W. Duggan – Chairman and CEO

Manmeet Singh Soni – Chief Financial Officer

Maky Zanganeh – Chief Operating Officer

Shawn Cline Tomasello – Chief Commercial Officer

Urte Gayko – Senior VP of Global Regulatory Affairs

Maria Fardis – Chief Oncology Operations & Alliances

Danelle James – VP, Clinical Development

Darrin Beaupre – VP, Clinical Medicine and Early Development

Thorsten Graef – VP, Clinical Science

Alvina Chu – Senior Medical Director

CONFERENCE CALL PARTICIPANTS

Michael G. King Jr.	Katherine Xu
JMP Securities LLC	William Blair & Co. LLC

Navdeep Singh	Salveen Kaur Richter
Goldman Sachs & Co.	SunTrust Robinson Humphrey

Mayur I. Somaiya	Michael J. Yee
Nomura Securities International, Inc.	RBC Capital Markets LLC

Jason D. Kantor	Geoffrey Craig Porges
Credit Suisse Securities (USA) LLC (Broker)	Sanford C. Bernstein & Co. LLC

Brian P. Skorney	Robyn Karnauskas
Analyst, Robert W. Baird & Co., Inc. (Broker)	Deutsche Bank Securities, Inc.

Cory Kasimov	Joon So Lee
JP Morgan Securities LLC	Citigroup Global Markets Inc. (Broker)

Brian Allen
Stifel

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Pharmacyclics Third Quarter 2014 Financial Results Conference Call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this call is being recorded.

I would now like to introduce your host for today's conference, Ramses Erdtmann. Please go ahead.

Ramses Erdtmann - Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Thank you Danielle, and thank you all for dialing in today and joining us to our quarterly conference call. With me are select members of our executive team. During the call today we will hear prepared remarks from our Chairman and CEO, Bob Duggan; our CFO, Manmeet Soni; our Chief Commercial Officer, Shawn Tomasello; and our Chief Operating Officer, Dr. Maky Zanganeh.

Before we begin, I encourage everyone to go to the Investors section of our website at pcyc.com to find the press release and related financial tables. We have also posted slides on our website that correspond to certain content related to this call.

Please note that certain non-GAAP measures will be discussed on today's call. Information regarding our use of non-GAAP measures and a reconciliation between GAAP and non-GAAP measures can be found within today's press release. For information about the risks and uncertainties that may affect our business, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q.

Let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics' financial performance, commercial products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics' product program, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors and those factors detailed in Pharmacyclics' filings with the SEC, such as the 10-Q, 10-K and 8-K reports.

I would now like to turn the call over to our CEO, Bob Duggan.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you Ramses. Good afternoon.  Thank you for joining us today.

Pharmacyclics has delivered another excellent quarter. We exceeded Wall Street’s consensus with 33% demand growth, and 31% bottle shipment growth, in our third quarter versus our second quarter. We are also on track to deliver yet another strong quarter in Q4 as the full month of October results portend excellent continued growth in demand for IMBRUVCIA. I cannot be more proud of our team at Pharmacyclics for laying the groundwork essential to assuring our continued forward progress.

This quarter marks our first profitable quarter within the IMBRUVICA collaboration with our partner, Janssen. Together Pharmacyclics and Janssen achieved this vital milestone in less than three years post- my handshake with the Chief Scientific Officer of Johnson & Johnson, Paul Stoffels, followed by corporate signatures on December 8, 2011. We are thankful for all of the value-add we are receiving from our partner as we continue to achieve and exceed our development and commercial goals set forth almost three years ago.

As you listen to our call and hear from our executives, I want you to keep in mind two key themes, leadership and expansion, as these are our top priorities. In our first commercial year and within our label, Pharmacyclics and Janssen have become the leader in the treatment of relapsed refractory chronic lymphocytic leukemia and mantle cell lymphoma.

From the initiation of over 50 clinical trials, to early-on FDA breakthrough therapy approvals in three indications. Pharmacyclics has accomplished in less than 4.5 years what usually takes traditional biotech and pharmaceutical companies several years longer. During this short period of time, we filed an IND for IMBRUVICA, and clinically developed this important medicine that we are now successfully marketing around the world.

Importantly, we are developing IMBRUVICA and our BTK inhibitor program across additional hematology histologies and as of this point in time, solid tumors, chronic autoimmune and inflammatory diseases. The collective potential opportunity is immense and seldom seen. To our credit, we have established constructive and consultative relationships with relevant government agencies. This enabled us to obtain three marketing labels for IMBRUVICA in the last 10 months. In October we filed for our fourth label within the United States.

Additionally, we have in and out licensed compounds to fortify the robustness of our pipeline. We built a strong, viable and world-class commercial organization to fully support and expand our business, and we've done all of this in record time, thanks in no small part to the highly motivated, intelligent, and patient-focused teams at Pharmacyclics and Janssen. During the third quarter we established ourselves via a sole-source solicitation as a vendor to the United States Department of Veteran Affairs and signed a master agreement with this agency that covers pricing and supply of medicine.

In our in-house created autoimmune program we continue exploring our next generation BTK inhibitors, one of which is being tested in a first-in-human study in healthy volunteers and in patients with rheumatoid arthritis. I would like to caution that this is a Phase I study where we remain in the process of determining the safety of the drug and proper dosing. As I have in the past, I would still classify this program at this point in time as a speculative aspect of the Pharmacyclics investment thesis.

In the past months, and just again today, we have announced several key collaborations and partnerships which will help us explore additional combinations to apply IMBRUVICA in disease settings where single-agent therapies have shown there is room for an increase in efficacy and duration of response as we pursue what the Leukemia and Lymphoma Society call for, and I quote, "a world without blood cancer for patients in need."

An important addition to the business success we continue to build was our recent announcement welcoming Shawn Cline Tomasello as our Chief Commercial Officer. Shawn joined us from Celgene where she was President of the Americas, Hematology and Oncology, managing over $4 billion in revenue. Before that, Shawn served as National Director of Hematology for Rituxan at Genentech, where she was responsible for $1.7 billion in revenue. At Pharmacyclics, she is leading a world-class commercial organization with decades of commercial experience and success. Together, we are dedicated to serve as true allies to patients in need, and as a direct result, take IMBRUVICA to blockbuster status.

Clearly, our immediate commercial goal for IMBRUVICA is to establish it as the backbone treatment for patients suffering from B-cell malignancies. We intend to build upon our momentum to-date and continue to broadly establish IMBRUVICA in the markets we can serve.

I will now turn the call over to Manmeet who will provide more color to the numbers. Manmeet?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Thank you, Bob, and good afternoon, everyone.

We are very pleased with our strong performance this past quarter, as well as the progress we have made on our long-term growth drivers. As Bob mentioned, we continued to experience strong commercial demand during the third quarter. Our net product revenue for the third quarter rose to $142 million, an increase of $32 million or 29% over the second quarter of 2014.

For the nine months ended September 2014, our total revenue was $440 million as compared to $137 million in the same period last year. This increase was primarily due to IMBRUVICA product revenues of $307 million. Today we are pleased to announce that due to the growth in our net product revenue, the third quarter was the first profitable quarter under our collaboration with Janssen. I would like to remind everyone that we have reached the first profitable quarter for the collaboration in less than one year after IMBRUVICA came to the market. This was accomplished within less than three years of signing our collaboration agreement in December of 2011, which is a great achievement for both companies.

This continued sequential growth in net product revenues reflects strong physician and patient acceptance for IMBRUVICA. The number of bottles shipped for the third quarter increased by over 30% compared to the prior quarter. This trend in bottles shipped is noted on slide five. We look forward to more of the same.

Days of inventory in the distribution channel at specialty pharmacies and distributors decreased by approximately 20% from nine days in the second quarter to seven days in the third quarter. This compares very favorably to the industry average of typically more than 21 days. You will observe a similar strong trend in net demand, which is calculated as shipments delivered to specialty pharmacies and distributors adjusted by the change in their inventory levels. Under that calculation, net demand for IMBRUVICA increased from $105 million in the second quarter to $140 million in the third quarter, an increase of $35 million or 33%.

During the second week of September, the selling price of IMBRUVICA increased by 7%. As you will note on slide six, due to the timing of this price increase, it contributed only 1% to net demand revenue for the third quarter. Gross to net adjustments amounted to approximately 10% for the third quarter, as compared to 9% for the second quarter of 2014. This percentage was in line with our expectation of a low double-digit percentage, and we anticipate a similar result in the next quarter.

In discussing non-GAAP measures, we have adjusted for excess amounts, stock-based compensation, and amortization of intangibles. Quarter-over-quarter on a non-GAAP basis, our net income increased to $54 million or $0.69 of net income per diluted share compared to a net loss of $20 million or $0.26 of net loss per diluted share in the second quarter of 2014. Year-over-year, this compares to non-GAAP net income of $7 million or $0.09 of income per diluted share for the quarter ended September 30, 2013.

On the 28th of July, IMBRUVICA received FDA approval for the treatment of all deletion 17p CLL patients, marking its third indication. The 17p seal of approval triggered $60 million of milestone payments, which were recognized as milestone revenue for the third quarter of 2014. Subsequent to the third quarter, the E.U. approvals for IMBRUVICA, which we announced on October 17, triggered additional milestone payments from Janssen, totaling $80 million. These milestone payments will be recorded as milestone revenue in the fourth quarter of 2014.

To date, in addition to the up-front payment of $150 million from Janssen, including these most recent milestones for the E.U. approval, we have earned milestone payments of $585 million under the agreement. As we achieve further targets, we can earn an additional $240 million in milestone payments.

Let me now report on our costs and expenses for the third quarter. Non-GAAP cost of goods sold increased to $11 million in the third quarter as compared to $9 million in the second quarter. The increase is due to royalties to Celera, which increased because of higher net product revenue and also due to costs associated with our dedicated contract manufacturing facility.

As a percentage of net product revenue, non-GAAP cost of goods sold was relatively consistent from the prior quarter. Non-GAAP R&D expenses during the third quarter were $39 million as compared to $40 million in the prior year, primarily driven by the timing of our clinical trial activities.

Non-GAAP SG&A expenses increased to $31 million from $21 million in the prior year. This increase was driven primarily due to the expansion of our commercial activities for IMBRUVICA after the FDA approval for CLL and MCL patients.

As you will recall, under the collaboration, Janssen has funded total excess amounts of $134 million to date. Under the collaboration agreement, excess amounts including interest would become payable only after the third profitable quarter for the collaboration. Further, after the third profitable quarter, excess amounts will be paid back only to the extent of our share of pre-tax commercial profits.

As we continue to achieve consecutive profitable quarters for the collaboration, the excess amounts would first become due in the second quarter of 2015. We recorded no excess amounts during the third quarter, nor do we foresee the use of any excess amounts in the fourth quarter or in future years.

Our financial position remains quite strong. Our cash, cash equivalents and marketable securities balance increased to $736 million as of September 30, 2014 from $678 million as of June 30, 2014.

I would now like to turn the call over to Shawn Tomasello, our Chief Commercial Officer. Shawn?

Shawn Cline Tomasello - Chief Commercial Officer

Thank you, Manmeet, and good afternoon, everyone.

As I just recently joined, I'll keep my remarks brief, but I wanted to add just a few observations related to my time here so far. First, I'd like to say that I'm truly delighted to have joined Pharmacyclics. Pharmacyclics is a company that's enjoying its first commercial success with sales of IMBRUVICA for the first three indications for MCL and CLL patients who have received at least one prior therapy, and also for all deletion 17p CLL patients.

We are reporting growing revenues, we are expanding physician and patient awareness and we're experiencing overwhelming acceptance and use of IMBRUVICA. This is due in no small part to the efforts of the company's very strong commercial team, who have seized on the current momentum to continue to educate and promote IMBRUVICA based on its exceptional clinical evidence and its very strong label. The result is rapid uptake with significant impact on market share with this important new therapy. IMBRUVICA continues to maintain its dominant position as the preferred treatment and market leader in our labeled CLL and MCL indications.

Now, over the past 20 years I've studied and experienced what it really takes to be successful in this oncology market, and I would say that first and foremost, you absolutely need a really good product, one that significantly differentiates itself from the rest, and with IMBRUVICA we have such a medicine. As recently as July 2014, IMBRUVICA received a full approval for use in CLL patients who had received at least one prior therapy. In this indication, IMBRUVICA is the only medicine ever to show an overall survival benefit against an active comparator, as reflected in our label, and as we all know, survival is the ultimate endpoint.

When so many indications come so very quickly for a new agent like IMBRUVICA, you really need training and education of the sales force, medical affairs and of the healthcare provider community and this has really been key to our success thus far and will continue to be our focus moving forward. Over the coming quarters, we'll be focused on continuing to build out our internal sales training programs, as well as our medical affairs and physician education programs in order to ensure that we properly message the full potential of IMBRUVICA for patients. In order to increase our market share leadership and attain high adoption and adherence rates, education will continue to be one of our key drivers.

In today's market, we need to have more creative communication, strong academic and community connections and a host of other channel interactions in order to be successful. And each channel requires constant communication and a repetition of clear messages, as the round sound of communication is critical for success. Our team has really done a fabulous job in our outreach and our communications strategy, and we are continuing to deliver and reinforce our strong messages.

I'd now like to take just a few minutes to validate some of our commercial team members and announce two new members to the team. Matt Outten has done a phenomenal job thus far in helping to build Pharmacyclics and is now leading in the role of VP of Market Access and Commercial Liaison. Dawn Bir, who was leading sales for our east region, has recently been promoted to Vice President of Sales. She has been a tremendous asset in aligning and building out our field force. So congratulations to both Matt and Dawn.

I'm also very pleased to have Elizabeth Faust on my team who is our Vice President of Medical Affairs and has led many of our educational efforts. For the two new members, Diane Parks is our new Vice President of Marketing. And Kimberly Metcalf is our Vice President of Training and Administration. I've worked with Diane, Kim, and Elizabeth in the past and can assure you that they are veterans in the oncology industry and extremely good at what they do. With Kim, Diane, Dawn, Matt, and Elizabeth, we have a very skilled and experienced leadership team in our Marketing, Sales, Commercial Training, Medical Affairs, and Market Access organization, an organization that will elevate Pharmacyclics over the coming quarters.

From my perspective, we're just scratching the surface, and we're just getting started. We have our team in place. We have a clear vision of where we're going, and a solid plan of how we'll get there. We are passionate about bringing IMBRUVICA to all patients who can benefit from this drug. I look forward to sharing further updates with you at our next quarterly call, and will now pass the call onto Maky.

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Thank you, Shawn and welcome everyone to today’s conference call.

I will now provide you with a general business update and an outlook for the coming year. Our past three months were very productive.

In addition to our accelerated approval in Mantle Cell in November of last year, on July 28 of this year, the FDA granted full approval for the use of IMBRUVICA in CLL patients with at least one prior therapy, and all deletion 17p CLL. The updated label describes key differentiating factors IMBRUVICA can offer -- a statistically significant improvement in overall survival, progression free survival and response rate compared to the standard of care ofatumumab. As you can imagine, we are still very excited with the full approval and are now even more focused on the further development of the other B-cell malignancies.

Since our last conference call, we have also received the European approval and are now authorized via our partner to market IMBRUVICA in the 28 European member countries in addition to Korea, Israel Uruguay, our first Latin America approval. Sales have already begun in a few countries which were set up to facilitate an immediate transition to commercial product. As is typical in Europe, the administrational processes in each country are slightly different and we are thankful for our partner Janssen’s local presence and expertise to ensure minimal delays in the commercial roll out of IMBRUVICA in Europe. Janssen is also pursuing a broad worldwide regulatory filing strategy and is making great progress. We will be updating you on further global filing successes during our future quarterly calls.

As we look at our global presence, we further solidified our IP position around the world and, most recently, were granted a patent covering the active pharmaceutical ingredient for IMBRUVICA and structurally-related  (BTK) inhibitor compounds by the Indian Patent Office. India is considered to be among the top five pharmaceutical emerging markets in the world.  We would like to thank our head of IP & Corporate Law, Elaine Stracker, and her team who worked so diligently to help secure our patent portfolio.

During this past quarter, we also finalized our Waldenstrom’s filing and submitted the data to the FDA for registration. As you may know, we received FDA Breakthrough Therapy Designation for Waldenstroms last year; this was the third Breakthrough Designation following the ones for CLL and Mantle Cell. We look forward to hearing from the FDA in the first half of 2015. We also anticipate the European filing for the use of IMBRUVICA in Waldenstrom’s patients to take place before the end of this year.

Our clinical plan is expanding as we actively discover further scientific rationale and applications for the use of IMBRUVICA in other B-cell malignancies and beyond. At the American Association of Cancer Research Meeting last April, IMBRUVICA data was presented in symposium, as well as in three oral sessions and in six posters. Highlights from that meeting included two new pre-clinical presentations showing the impact of IMBRUVICA in two potential new indications: Graft-versus-Host Disease or GVHD and HER-2 positive Breast Cancer.  We have since started to enroll our first GVHD clinical study in an effort to help all patients with complications that can take place after a stem cell or bone marrow transplant. In addition, we are further exploring the use of IMBRUVICA in solid tumors. Excitement from the clinical and discovery research team here at the company around solid tumors is based on our pre-clinical data that supports the anti-tumor activity of IMBRUVICA via 3 mechanisms. First, IMBRUVICA can target the tumor directly by inhibiting non-BTK kinases such as EGFR, HER2, and other targets.  Second, is the effect of IMBRUVICA on the tumor microenvironment by inhibiting the activity of pro-tumor B-cells, mast cells and macrophages and finally, IMBRUVICA may modulate T cells by shifting the TH1 - TH2 polarity. This makes combinations with other immuno-oncology agents appealing. We are looking to target tumors in which several of these mechanisms may come into play. Just today we announced our first collaboration in solid tumors with AstraZeneca, where we combine IMBRUVICA and AstraZeneca’s anti PD-L1 antibody in multiple solid tumor types.

Our goal is to develop real, cutting-edge, breakthrough therapies that offer safe and effective treatment options to cancer patients, options that provide lasting benefits to these patients.

We are developing plans today to ensure IMBRUVICA will become the best stand alone therapy or the backbone of therapies for all B-cell malignancies.  We’ve made significant progress to turn this aspiration into reality. Today, we have 53 trials ongoing and over half, 29 in total, are in a variety of combination settings which will provide valuable information to help physicians make the very best treatment decisions. One of these combinations was recently highlighted at the annual meeting of the German Society of Hematology in October where Dr. Jan Burger of MD Anderson presented a long-term follow up to his published study of IMBRUVICA in combination with Rituxan in high-risk patients. At 25 months follow up, he showed an overall response rate of 92.5% with a CR rate of 20%, in these high risk CLL patients and he showed how two of these eight CRs demonstrated MRD negativity.

Over the past quarter, we have also added a number of key collaborations which will further explore combination opportunities for patient benefit, which is an important part of our strategy.  This augments our internal R&D programs and capabilities with compelling, innovative science and technologies. To that end, we recently announced an agreement with BMS to evaluate IMBRUVICA in combination with their investigational PD-1 immune checkpoint inhibitor, nivolumab, as a potential treatment option for patients with NHL. We also announced our agreement with Roche to explore combinations with their novel CD-20 antibody, Gazyva, in treatment naïve CLL and various Non Hodgkin’s Lymphomas. In addition we signed several collaboration agreements with AstraZeneca with their PD L1 antibody and PI3 Kinase inhibitor for hematological cancers.

This adds to our on-going clinical development program investigating IMBRUVICA in combination with current standards of care as well as in novel combinations, such as our trials with Kyprolis in Multiple Myeloma; with Revlimed and Rituxan in Diffuse Large B-Cell Lymphoma and with Rituxan in Follicular Lymphoma to name a few.

You will see us further strategically add to this list of combinations with world--class collaboration partners as we continue to explore the potential of IMBRUVICA and its utility in the treatment of cancers.

Let’s now turn to an update on what you can expect at this year’s annual meeting of the American Society of Hematology in early December.  So far we have confirmation that there will be at least 35 data presentations on IMBRUVICA. We will see 18 non-clinical updates and 17 clinical updates. More than half of these updates were generated by independent investigators exploring the potential benefits that IMBRUVICA can offer to patients with B-cell malignancies.

Some of the clinical highlights include updates from our ongoing IMBRUVICA trials using novel combinations with IMBRUVICA as well as single agent IMBRUVICA in patients with 17P CLL , CLL/SLL, Multiple Myeloma, Mantle Cell, Follicular, Marginal Zone Lymphoma and DLBCL. In addition we will share for the very first time early data in Burkitt Lymphoma.

We will also learn more about the mechanism of action of IMBRUVICA and its effect on patient well being, the role of lymphocytosis plays in disease outcomes and the effect of IMBRUVICA on the cell’s survival and the tumor micro environment. In addition, data will be presented on the use of anti-coagulants and how they have affected patients in our clinical studies, as well as the synergy of IMBRUVICA with other agents. This year’s ASH is filled with exciting data. We are grateful to all these researchers for their continued interest in IMBRUVICA to advance new therapies in support of patients in need.

Finally, I would like to provide a top line outlook of the major clinical read outs we are expecting to see in the coming year.

Most importantly, we are expecting results from our treatment naïve Phase III CLL study, Resonate 2, in the second half of 2015. I am noting this study first because, if the results are positive, it has the potential to change the treatment paradigm for all CLL patients who require treatment. We are so excited to have completed enrollment of this study ahead of schedule in February of this year and are now looking forward to these important top line results. We anticipate the data from our Follicular lymphoma trial to read out towards the second half of 2015. We have preliminary ASH data in this disease setting and we feel with a longer follow up we will have a more mature update from this larger data set in the second half of 2015. We also will see further clinical updates on our combination trials conducted by Janssen.

In conclusion, we will continue to build our leadership position in oncology with: a host of new clinical studies, a team of experienced scientists, a highly effective clinical, research and commercial organization, entrepreneurial leadership and decision making, and most importantly a group of dedicated individuals who, day in and day out, work the extra hours, driven and inspired by all the patients who are so thankful to have their lives back. We are here to serve those who are in need and it is my honor and privilege to be a member of this team.

I will now turn the call back over to Bob.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Maky. As you review the progress that we have laid over the last quarter, the last year and past six years, and evaluate our plans moving forward, you will see us continue to aggressively explore the potentials of IMBRUVICA. As of now, we have not yet been able to define its boundaries as a medicine.

Looking to the future, growing our pipeline becomes all that much more predictable as we significantly expand our human and financial resources. Rest assured we are very active in the area of business development. When and as we have additional relevant data to divulge, we will do so. It is a matter of when, not if.

Operator, please open the floor to questions now.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from Mike King from JMP Securities. Your line is now open. Please go ahead.

Mike G. King - JMP Securities LLC

Thanks for taking the question, guys, and congrats on all of the progress. I hate to start out such an exciting quarter with some relatively mundane stuff, but the profitability looked much better than I think anybody had expected. So I'm just wondering if you guys can help us out to think about how we should view profitability of the relationship with Janssen going forward, particularly percent of revenue dedicated to R&D and SG&A? And then could you also give us some thoughts about when we might start incorporating taxes into our income statement calculations?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Mike, this is Bob, and then I'll turn it over to Manmeet. That evaluation will be forthcoming as we close our year, and yeah, we look forward to presenting that to you. This is a very profitable product, and we will judiciously spend money in research and development, SG&A as it will lift our growth rate and make sure that we achieve the full potential of IMBRUVICA. For slightly more specifics, I'll turn you over to Manmeet, but for a real clear view on 2015, we'll await our first conference call, likely to be in February of 2015. Manmeet?

Mike G. King - JMP Securities LLC

Okay.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

So, Michael, yeah, that's correct. I think currently if you go to slide 12 of our slide deck, we are showing $15 million net profit under the agreement for the current quarter, and as you would see, with the expansion I think we are anticipating that we'll not use excess amounts and we will have profitable quarters going forward under the collaboration.

Mike G. King - JMP Securities LLC

Yeah. No, I think that's great. And if I might just ask a quick follow-up, maybe one for Shawn; you guys stated on the formal remarks that you expect continued growth. Bob, I think you said October is looking good for you for the quarter. I just wonder, unless the data are inaccurate or unreliable, I look at our data from either IMS or Symphony, and I – it looks to me like the NRxs has peaked in around July. TRxs has peaked in August around the time the CLL full approval came. So I'm just wondering what do you think the next engine of growth is? Is it further growth in NRxs? Is it duration? Is it persistence? Is it all of the above? Maybe you can help us out on that. Thanks.

Shawn Cline Tomasello - Chief Commercial Officer

Sure, Mike. Thank you. Thanks for the question. The answer is it's all of the above. I meant what I said when I think we are just getting started. We have a good percentage of our physicians that have not yet even prescribed IMBRUVICA. It's a minority, but it's still a good opportunity for us. I think just like in any other oncology drug that you're launching with, the adherence doesn't perfectly mimic the clinical trial in the beginning. So we have some opportunity there as well, and we have all of the education and the resources in place to make sure that we optimize the opportunity and that patients actually have the best possible outcome on the drug.

Mike G. King - JMP Securities LLC

Okay. Great. I'll get back in queue. Thanks.

Operator: Thank you, and our next question comes from Navdeep Singh from Goldman Sachs. Your line is now open. Please, go ahead.

Navdeep Singh - Goldman Sachs & Co

Hey. Good evening, guys, and thanks for taking my questions, and congrats on all the progress you made during the quarter. Couple of quick questions, maybe for Bob and Shawn. If you guys could kind of describe what inning you're in, in the IMBRUVICA launch in relapsed refractory CLL, and then Bob, in your opening remarks you mentioned that October's looking good, or better than what you've seen in I guess September and August. Is there any way you can quantify that? And then I have a quick follow-up. Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, I'll start with that last question. Yeah, October is in the books, and it was an excellent month relative to any previous month we've ever had. One would expect growth, but the growth was very decent. As you know, we're not going to be giving a specific forecasts out, and we will evaluate that at year-end as we move into 2015, but I have intoned for the past two quarters, and it proved to be accurate, that we were starting strong, and as you saw in the June quarter and the September quarter, we finished with relative strength. So yeah, I weigh in on that; I know you have the TRx and the NRx and that data, and we caution the use and the value of that, but our revenue is being driven by label expansion, duration, new physicians on-boarding and use of combination therapy. So I support Shawn's comment that we're still scratching the surface. These are early days. I'll turn the balance over to Shawn.

Shawn Cline Tomasello - Chief Commercial Officer

Yes. I think you covered it, Bob, and you know a lot more about baseball than I do. I'll let you pick the inning.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Go Giants.

Navdeep Singh - Goldman Sachs & Co

Okay. Maybe a quick follow-up to my previous question. We're hearing that the E.U. price for IMBRUVICA came in much higher than expected, higher than the U.S. price. Can you guys please provide any color on that? I apologize for the background noise. Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

No. That's not something that we should touch on. That's really Janssen's prerogative, and that's a very dynamic situation with a lot of moving parts, and they are the ones driving it. So we'll await their sensibility in terms of describing it.

Navdeep Singh - Goldman Sachs & Co

Okay. Thank you, guys.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. And our next question comes from Ian Somaiya from Nomura Securities. Your line is now open. Please go ahead.

Mayur I. Somaiya - Nomura Securities International, Inc.

Thanks. Congratulations on all the progress. I had a few questions. First, on all the combination studies that you're exploring I was wondering if you could share with us some of the pre-clinical rationale? And maybe just highlight combinations which in your opinion maybe demonstrated the most provocative data in animal studies? And I just had a follow-up question for Shawn.

Danelle James - VP, Clinical Development

Hi Ian. It's Danelle James from Clinical. I can answer that. I think we have some really great data on the combination with the CD-20 antibodies which have been a mainstay of therapy for B-cell malignancies. I think our clinical development program, as well as the medical affairs program are really exploiting that interaction and hoping to benefit patients with even deeper responses. In addition, we've been able to really combine ibrutinib with a number of different chemotherapeutic agents that are available. We have some pre-clinical models that suggest that some of these actually combine in a much more than additive fashion. So we're looking forward to demonstrating that within the clinical studies that are ongoing, largely in the IST programs, but also within our own company-sponsored programs in terms of the combinations such as CHOP.

And you'll be seeing the bendamustine, rituximab and ibrutinib combination in the Phase III study being sorted out during the middle of next year. And I think most excitingly, are the immune checkpoint inhibitors, so the PD-1 combinations, both a collaboration with BMS and also the AstraZeneca collaboration that was announced today. We see a lot of potential for the combinations of not only in B-cell malignancies, but also in the solid tumors. Pre-clinical data surrounding that is forthcoming, and just some of the data that we've seen in terms of how ibrutinib can modulate the T-cell responses in patients may lead to more synergistic interactions with those combinations.

In addition within the diffuse large B-cell lymphoma program, we have a number of pre-clinical studies that suggest that we're going to have additive benefit when we combine with lenalidomide, an immunomodulatory agent that's made a lot of strides in malig-Bs. In addition, outside of non-Hodgkin's lymphoma, the multiple myeloma program is combining very well with proteasome inhibitors, such as carfilzomib, and we have an ongoing clinical study which you should be seeing clinical data sometime in 2015.

Mayur I. Somaiya - Nomura Securities International, Inc.

As you think about maybe the two larger opportunities that are available to you, CLL and broadly speaking, lymphoma, as we get to sort of deeper responses, are we – what should we think about as sort of the evolving treatment paradigm? Are we looking at deeper responses equating to potentially drug holidays for patients? Or are we looking at deeper responses and then still a further need to maintain that response? Maybe if you could speak to the CLL and follicular lymphoma independently?

Danelle James - VP, Clinical Development

I guess I'll just speak for CLL first. I think patients and physicians want options. Some patients are going to be very well-served with the single daily oral therapy that they can take for a very long time and be free of their disease symptoms and disease burden. While other patients, particularly other some of those younger patients might want to achieve the first deepest response possible and have clinical results, we will evaluate the use of IMBRUVICA in a situation in which a deep response is achieved, and then those patients could potentially go on a drug holiday.

Now those studies will read out in years to come, so that data is not readily accessible to us right now. We just announced our Phase III study in CLL looking at ibrutinib and GAZYVA versus GAZYVA-chlorambucil to attempt really to bring in deep responses to our patients with treatment naive CLL. So we'll be looking for this in the results of that data in terms of the CR and MRD-negative rates.

I'll turn it over to Darrin, if you would want to comment on follicular lymphoma?

Darrin Beaupre - VP, Clinical Medicine and Early Development

And just in lymphoma in general, I think it's a bit premature to be talking about that level of response. From the perspective of the non-Hodgkin's lymphoma programs, they're obviously further behind the CLL programs, which are more advanced. In non-Hodgkin's lymphoma, we're obviously trying to find the niche in which IMBRUVICA will bring the greatest benefit to patients with both follicular lymphoma and diffuse large B-cell lymphoma. So there are a number of combination trials and single-agent trials underway that will really help define better the space in which IMBRUVICA will make its most prominent contribution in non-Hodgkin's lymphomas. And again there, the molecular characteristics of the tumors will be crucial as we've already presented in diffuse large B-cell lymphoma and we hope to do in follicular lymphoma in the not too distant future.

Mayur I. Somaiya - Nomura Securities International, Inc.

Okay. And just the one final question for Shawn; just given your vast experience in this space, can you maybe draw parallels to your initial sort of experience in rolling out Rituxan and then also Revlimid?

Shawn Cline Tomasello - Chief Commercial Officer

Yeah. There are a lot of parallels. The biggest parallel is that we have a product that's going to be just absolutely amazing, and not just B-cell malignancies but beyond that. And that was the number one, I'll just call it, it was the catnip for me to come to Pharmacyclics, is the science. So that's the common theme through all of my experiences is amazing science. If I compare circa 2005, 2006 Celgene with Pharmacyclics, today, it's about the same number of employees, and I would say that we are in very, very good shape at Pharmacyclics with respect to our clinical development program, our execution, our commercial talent that we have in place. We have all of the ingredients for a blockbuster, and I'm really happy to be here.

Mayur I. Somaiya - Nomura Securities International, Inc.

Okay. Well thank you for taking my questions. Congratulations on a great quarter.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Ian.

Operator: Thank you. And our next question comes from Jason Kantor from Credit Suisse. Your line is now open. Please go ahead.

Jason D. Kantor - Credit Suisse Securities (USA) LLC (Broker)

Thank you. And let me add my congratulations on the quarter. Couple of questions. Can you speak at all to what sort of duration of therapy you're seeing out there now that you've been on the market for some time? And also Bob you mentioned the contract with VA. I'm wondering if you could give us some sense of what type of order flow you're now getting from that channel. I don't think that that's explicitly captured in some of the databases. So is that a growing portion of the business? Or is that a stable portion of the business? Maybe you can comment on that.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

It was quite nominal as we concluded Q3, because the contract was signed in September. I believe that it will take a while to gradiently penetrate the potential of that contract. So we're going to go after it in terms of heavy service and educate to activate within the VA community. We're very pleased that we have the sole-source solicitation and we'll weigh in with each coming quarter as to the progress that we're making.

Jason D. Kantor - Credit Suisse Securities (USA) LLC (Broker)

And then on duration of therapy?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Danelle, do you want to touch on that duration of therapy?

Danelle James - VP, Clinical Development

Yeah, I think that we have a lot of confidence in our clinical trial experience, and some of this I think you'll see in detail at ASH. We've shown that now in hundreds of patients we've been able to replicate our early phase data from our original pivotal study. And so I think it's just a matter of time before we can get the similar kind of duration and adherence that we see in the clinical trials to really marry up with the commercial space, and I believe the educational efforts of the medical affairs team and the efforts of the commercial team will really help bring into par the experience that we've seen in the clinical trials.

Jason D. Kantor - Credit Suisse Securities (USA) LLC (Broker)

And then just two quick follow ups. On the inventory, can you give the dollar value of the total inventory or change in inventory? I think you've given that in previous quarters? And can you speak to how notionally sensitive the markets are for IMBRUVICA?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure. This is Manmeet. Our inventory in dollar value increased from approximately $12 million at the end of second quarter to $13.6 million at the end of third quarter, which was just a really nominal increase. In capsule, if you calculate it in the capsule form, it's just 8% growth in the number of capsules. But the impact of that inventory was just 1% in the total net amount of revenue which we have shown on slide – I believe, six.

Jason D. Kantor - Credit Suisse Securities (USA) LLC (Broker)

Thank you.

Operator: Thank you. And our next question comes from Brian Skorney from Robert W Baird. Your line is now open. Please go ahead.

Brian P. Skorney - Robert W. Baird & Co., Inc. (Broker)

Hi guys thanks for taking the questions. Bob, your comments around, and I know you're being consistent saying this around the autoimmune BTK that you encourage us to look at this as a speculative value proposition. I wonder if we just kind of put aside the CLL, mantle cell, Waldenstrom's opportunities, could you kind of give us your view in order of least to most speculative bets here if I throw out like autoimmune BTK, ibrutinib in myeloma, ibrutinib in solid tumors, in DLBCL and in follicular, how you would kind of rank those?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Being a researcher and doctor that I am – not – I would rather turn that over to my august team. And, Danelle, you can weigh in and also others that...

Darrin Beaupre - VP, Clinical Medicine and Early Development

So the long and short of it is we obviously have made tremendous strides in our breakthrough therapy designations, right? We have the CLL, the mantle cell, and the Waldenstrom's macroglobulinemia which is leading the way for us. Now we obviously still have a lot of work to do in B-cell malignancies, and the two big targets that are sitting there for us to explore are the non-Hodgkin's lymphomas, right, the diffuse large B-cell lymphoma and the follicular lymphoma where we are aggressive in looking at those two diseases in multiple lines of therapy with multiple combination partners, and this is an area that really want to have success, and we believe it will just be a matter of time.

And then of course there are other indications that we're excited about. We're beginning to learn more about the multiple myeloma space. And then of course, we have chronic graft-vs-host disease which is an area of great excitement for us, due to the fact that we're talking about an effect on both B and T cells which are critical to the physiology of chronic graft-vs-host disease.

In addition to all of this, we're leaving no stone uncovered. Where there's a number of other B-cell malignancies, we are working with investigators in terms of investigator-sponsor trials, to look at other areas which IMBRUVICA could be active.

And then finally the press releases from today, within the immuno-oncology space, again this was mentioned previously with respect to our pre-clinical data, an area that we're pursuing aggressively with two separate partners looking at both an approach that targets PD-1 receptor and its ligand. And so you probably get the sense that we're very excited about this area with the number of trials and collaborations that we have.

You know it's hard to rank those all, but if you put it all in a collage, what you have is three opportunities that are leading the way that appear to be doing very well. And these others, hard to exactly rank them, but it's clear that it's hard to imagine that it's hard to imagine that IMBRUVICA's not going to come through in several of these areas. And we really believe in the compound and we think we can have a significant impact in B-cell malignancies and beyond.

Brian P. Skorney - Robert W. Baird & Co., Inc. (Broker)

Great. And just last quarter, you guys presented a slide where you showed penetration into second line plus CLL and MCL. I was just wondering, can you give us any color on what that looked like in 3rd Q? And also in particular if there was any incremental upswing in terms of any frontline use in either indication?

Shawn Cline Tomasello - Chief Commercial Officer

This is Shawn. We continue to see a very dominant position in market share for mantel cell lymphoma and for CLL. And in CLL our business is growing in all lines of therapy.

Brian P. Skorney - Robert W. Baird & Co., Inc. (Broker)

Thanks.

Shawn Cline Tomasello - Chief Commercial Officer

You're welcome.

Operator: Thank you. Our next question comes from Cory Kasimov from JPMorgan. Your line is now open. Please go ahead.

Cory W. Kasimov - J.P. Morgan Securities LLC

Great. Thanks, guys. Thank you for taking my questions. I guess the first one's a commercial question. I'm wondering if you've seen any commercial impact from the approval of Zydelig?

Shawn Cline Tomasello - Chief Commercial Officer

This is Shawn. Very little impact at this point.

Cory W. Kasimov - J.P. Morgan Securities LLC

Okay. And then from a clinical standpoint, can you maybe set the stage for us for how we should be thinking about the potential of IMBRUVICA in multiple myeloma ahead of the ASH meeting? It's one of the indications that kinda hasn't really been talked about for a while and we'll get some data on that coming up soon.

Thorsten Graef - VP, Clinical Science

Yeah, I can take the question. So the multiple myeloma data we hope to present at the upcoming ASH meeting. Before the actually, the full mature data on kind of first stemming with and without dexmethasone so there will be hopefully mature data presented at the meeting.

We also announced that per federal protocol pre-specified criteria, we expanded the fourth cohort based on good response data and we are very happy to announce that this kind of enrollment has been completed and we actually will receive more mature data on this one.

In regards to the other trial in multiple myeloma, we currently discussed in connection with carfilzomib, so far we're actually doing very well. We're ahead of schedule, and data will be announced somewhere in the mid-next year. But (At ASH) you won’t get any kind of readout on the carfilzomib combination trial.

Cory W. Kasimov - J.P. Morgan Securities LLC

Okay. Great. Thanks for taking the questions.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. And our next question comes from Katherine Xu from William Blair. Your line is now open. Please go ahead.

Katherine Xu - William Blair & Co. LLC

Yeah. Thank you. And congrats on a great quarter, and let me say go Giants as well.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Good.

Katherine Xu - William Blair & Co. LLC

I'm curious about your collaboration with BMS and AZ. Can you just elaborate on the rationales a little bit more? Is it one is PD-L inhibitor and the other is PD-1 inhibitor; why choose hem-onc versus solid tumor with different immune checkpoint inhibitors? And also I guess with AZ you also have hem-onc indications in there, how that differentiates from the hem-onc indications that you've been working with BMS, and just more detail on the rationales.

Darrin Beaupre - VP, Clinical Medicine and Early Development

Well, as mentioned previously, I mean we're obviously excited about the combination for the number of mechanisms that may be operative both in liquid tumors and solid tumors. I mean if you think about it, you know IMBRUVICA has obviously a direct impact on B-cell malignancies and it may also have a similar impact on solid tumors based on the fact that it's able to inhibit other targets in addition to BTK. And of course you know the checkpoint inhibitors, they have been tested clinically, there has been evidence of anti-tumor activity both in solid and liquid tumors. And the fact that IMBRUVICA can play a role in the T-cell Th1/Th2 ratio that may augment the effects of checkpoint inhibitors is exciting to us. And so as you might imagine we're using all of this information together, understanding what tumor we're interested in, understanding what microenvironment that tumor might be in, understanding where the checkpoint's inhibitors have had activity and putting all that information together to determine where is the best opportunity for us with IMBRUVICA. And you'll be hearing more detail about that in the future.

Katherine Xu - William Blair & Co. LLC

So there could be some overlap between the two collaborations in terms of indications or particular aspects that you're working on?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Yeah, we're not really talking too much in detail about some of the indications. I don't think they've all been released, but suffice it to say there may be some overlap. The fact of the matter is we don't know at this point in time whether targeting a receptor may be adequate or getting after the ligand. And there may be a toxicity difference between the two as well, particularly in combination with a drug like IMBRUVICA. We're so convinced that this is an area that requires significant investigation that we feel it is justified by looking at two different molecules and two different mechanisms of action in this area is a great opportunity for us and that's why we're proceeding.

Katherine Xu - William Blair & Co. LLC

Great. Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. And our next question comes from Salveen Richter from SunTrust. Your line is now open. Please go ahead.

Salveen Kaur Richter - SunTrust Robinson Humphrey

Thanks for taking my questions. I'm just wondering if you could speak to the duration of therapy in relapsed refractory CLL and MCL in the real world setting versus what you've seen in clinical studies? And then I have a follow up.

Shawn Cline Tomasello - Chief Commercial Officer

Sure. This is Shawn. I'll talk to that just a little bit, and then, Danelle, if you want to add anything. So we see duration variance by prescriber and by disease. That's just the nature of launching a drug. Then you see variation between the prescriber philosophy and experience. We actually see a better duration and adherence rate with those prescribers who have more experience with the drug. And as physicians gain additional experience, that improves over time.

We see a variation in patient characteristics. We also see some patient switching of channels of where they're getting their drugs, so it's really hard to measure. But we are all over this issue and opportunity. It's more of an opportunity than an issue really. We have a chart review ongoing right now with over 600 charts that by year end, we'll have a much better understanding of the real life practices that are going on. But if you look at our growth, our revenue, our penetration, things are going very well. But anytime you're talking about an oncology drug and adherence, there are always things you can do in the market to improve both adherence and duration. And we're doing all of those things.

Salveen Kaur Richter - SunTrust Robinson Humphrey

Thank you. And could you just mention, or just give some clarity on the timing of the DLBCL enrollment and readouts? And then you did mention with IMBRUVICA a combination approach is best suited in multiple myeloma. So with additional programs that are set to readout, just wondering where your thinking is of going in terms of combination approaches?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Do you want to talk about the timing?

Maria Fardis - Chief Oncology Operations & Alliances

Yeah. I can talk about it. Thank you for your question. If you're referring to – there's a number of DLBCL studies that we have ongoing. Just about all of them are either on target or ahead of schedule. If I may just summarize it that way. This is Maria. Does that address your question on enrollment?

Salveen Kaur Richter - SunTrust Robinson Humphrey

Sure. Thank you.

Darrin Beaupre - VP, Clinical Medicine and Early Development

I think the next question was about multiple myeloma.

Thorsten Graef - VP, Clinical Science

Yeah, so I mean of course we are looking actively, and whatever kind of status we actually have to explore on multiple myeloma, this is also where our strong molecular therapies comes into play. We have internal studies ongoing, and we also are evaluating kind of the steps, the next steps in multiple myeloma with various combination partners in different kind of settings.

Operator: Thank you. Our next question comes from Michael Yee from RBC Capital Markets. Your line is now open. Please go ahead.

Michael J. Yee - RBC Capital Markets LLC

Hi. Thanks. A couple quick ones. In iNHL, the DAWN study which is reads out next year, can you remind us what the Phase I data was in that setting, either response rates or duration or progression-free survival types of data in Phase I? So that we have an understanding of what it showed previously, and can at least try to compare some of that data to another drug that just got approved there, so we can have an understanding of that profile? Second question was in multiple myeloma I know it's been discussed a little bit here, but to be specific in the monotherapy studies and in combination with dex, is there a specified hurdle rate to achieve a go, no-go, there at all? Or is there no sort of hurdle -rate, it's just sort of a make a decision based on what you see? And then same with the Kyprolis combination study, is there a specific go, no-go, pre-specified response rate criteria? Thanks.

Thorsten Graef - VP, Clinical Science

In regards to the myeloma program. For our monotherapy study with or without dexamethasone, we have protocols pre-specified go, no-go, where at this time we will not actually go in too much detail into the discussion at this stage. But again based on this go, no-go criteria, we pre-specified that the go criteria was met and therefore we expanded on it.

For the carfilzomib trial, right now it's kind of in the Phase I dose escalation studying. We made very good progress. We went through most of the cohorts and will actually have finalization of the initial kind of dose escalation stage hopefully conducted within six months. And then thereafter as you can actually see what we will do is to have a better understanding about choosing those who will do an extension within the Phase I to have a better understanding of safety and also on a high level efficacy data on the combination before we actually continue to move forward.

Michael J. Yee - RBC Capital Markets LLC

Okay. And in iNHL just remind us how many patients were treated at sort of a double refractory setting in Phase I, and remind us what the response rates there and any sort of PFS data that was there in Phase I just so we know where that profile is?

Darrin Beaupre - VP, Clinical Medicine and Early Development

That study didn't really have too many patients with follicular lymphoma. So when you read that data, you obviously have to look at it with some caution. There was about 15 or 16 patients with a response rate of around 50% and a duration of response of around a year. So obviously we have trials ongoing that are addressing this patient population. You know about the trial, the single-arm Phase II that's going at the relapsed refractory patient population. We obviously have another study we're excited about in the second line setting in combination with chemoimmunotherapy, which would be considered the standard of care, either CHOP-R or bendamustine or Rituxan.

And of course we also have a first line trial in follicular lymphoma with Rituxan and ibrutinib along with a number of IST trials. So we are actively and aggressively pursuing follicular lymphoma. I would like to emphasize that the thing that we would like to do better and we will do better and we're in the process of doing better is to understand that disease to the level that we're beginning to understand diffuse large B-cell lymphoma where we can subclassify diffuse large B-cell lymphoma into two types, GCB versus non-GCB where we know the subtype that has the greatest benefit to ibrutinib therapy and even further subdivide those patients based on mutational status.

We're not there yet with follicular lymphoma but we're collecting tissue from patients on our trials and we hope in the not-too-distant future to be able to give you the information to tell you that we have a better understanding of who is going to benefit the greatest in follicular lymphoma and where ibrutinib will be the biggest part of a treatment regiment for that disease.

Michael J. Yee - RBC Capital Markets LLC

Okay. Got it. Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. And our next question comes from Brian Allen from Stifel. Your line is now open. Please go ahead.

Brian Allen – Stifel

Hi. Thank you for taking my question. Just one quick one for Bob. Outside of IMBRUVICA as you look at the current pipeline at Pharmacyclics, can you give us a sense of what is driving your enthusiasm there and if you were looking to add to your pipeline from external candidates, what type of pipeline assets would you look for? Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Allen. First, the key here is IMBRUVICA, earlier known as 32765 we've yet to push and match-up with the boundaries and so we will not be leaving that target alone until we do. That's why we have over 50 trials and over half of which are in combination therapy and the progress that we're making in multiple myeloma has not inconsiderable.

Second, we have off that same scaffold but under a different patent our own self-inspired molecule. It's the 45466 series and behind that we have three back-up compounds and we're investing significant money to really come to an understanding of where they will be applicable in the therapy of patients in need.

Our view is that with B-cell receptors that we're entering a real condition of affluence and understanding, penetration, recognition in the physician environment as well as the patient environment. So we necessarily want to leverage that. Our field force is strong; our marketing group is strong, so you will see us incrementally develop out. We've seen the power as I've seen in other businesses I've been in of being a first mover, of being a dominant player, either a number one or number two, and providing a differentiated value in your product. So we will continue along those lines.

So the first extension for IMBRUVICA is the 4 series. The second extension is really a combination therapy. And beyond that, I think as we're now exploring PD and PD-L we will see opportunities as they might arise for either merger, acquisition, in-license. So we are incredibly active in this space. We'll be you know judicious but that program consumes – the expansion program of molecules really commands a great deal of our attention so that's why we said leadership is a very important aspect of the company's attention as is being able to dominate our space in whatever we pursue. So strategically I hope that answers your questions.

Brian Allen - Stifel

Yes. Thanks so much.

Operator: Thank you. And our next question comes from Geoff Porges from Bernstein. Your line is now open. Please go ahead.

Geoffrey Craig Porges - Sanford C. Bernstein & Co. LLC

Thanks very much, and I appreciate the questions. To follow-up on this theme of combinations, you've made huge progress in a number of different areas. Do you continue to think there's an opportunity to study IMBRUVICA with BCL-2 inhibitors? That would be interesting. Secondly, could you talk a little bit about 17p? What proportion of the patients that you now are supplying drug to are 17p? And what penetration into the 17p incident pool you've managed to achieve in relatively short order but given the unmet need there. And then lastly, could you just talk a little bit more about RESONATE and how much variability there is in the time? Is that an event driven PFS endpoint, and could that come any sooner than the back half of next year? Thanks.

Danelle James - VP, Clinical Development

I can address the 17p question. It's Danelle James from Clinical. Although I can't say exactly the number of patients we penetrated 17 specific per line of therapy, I can tell you that in the general population, we'll see about 5% to 7% of the patients with 17p deletion that reach them in the frontline. And we do have a similar indication in the E.U. although a little bit broader in the language where our frontline approval often is patients with P53 mutations. And that increases the number probably, almost doubles the number in the frontline setting available for therapy.

Geoffrey Craig Porges - Sanford C. Bernstein & Co. LLC

I was mistaken. We're aware of the incidence of 17p. But just wondering what the incidence of 17p is in your treated patient pool. Or is it roughly the same?

Shawn Cline Tomasello - Chief Commercial Officer

This is Shawn. We don't have data at this point that breaks it down by 17p deletion.

Geoffrey Craig Porges - Sanford C. Bernstein & Co. LLC

Okay.

Danelle James - VP, Clinical Development

Although I would suspect, that this is the first approval for 17p deletions being allowed in the United States. And the only approval. Prior to this all international consensus guidelines recommended transplant in first response for patients with 17p deletions. So now there's a new standard of care. I'm kind of speaking towards the duration and the adherence on clinical studies.

This is a paradigm shifting drug. You know CLL patients were never treated before with a daily oral therapy. They never had to remember to take pills once a day. So there's a lot of educational efforts on getting the word out. But I think the message is a really clear one. And once people have that message, the adoption will come.

Danelle James - VP, Clinical Development

Great. And then on BCL-2?

Darrin Beaupre - VP, Clinical Medicine and Early Development

And just quickly, with respect to ABT-199, I – obviously it's a drug of interest in the non-Hodgkin's lymphoma space, and there are investigator-sponsored trials that will be looking at combinations that include IMBRUVICA. So stay tuned, that's an area that you'll be hearing more.

Geoffrey Craig Porges - Sanford C. Bernstein & Co. LLC

Right. And then lastly on RESONATE-2?

Danelle James - VP, Clinical Development

RESONATE-2 is an event-based analysis. It also has a timed kind of window, and the details are fairly well-known to that study's endpoint, but you won't be hearing about it any sooner than the second quarter time, so the second half of next year.

Geoffrey Craig Porges - Sanford C. Bernstein & Co. LLC

Right. Thank you very much for all the questions.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Thank you. And our next question comes from Robyn Karnauskas from Deutsche Bank. Your line is now open. Please go ahead.

Robyn Karnauskas - Deutsche Bank Securities, Inc.

Hi, guys. Thanks for taking my question. All right, so big picture of the clinical trial enrollment, I just want to make sure that won't affect revenues; there will be a lot of trials. And then I was just going to follow up on this combination discussion. Recently TGTX got an SPA for doing a combo with a CD-20 with a very simple endpoint response rate, and these trials may take a very long time to complete. So if you do in-license something, it could just take a long time to bring that drug to market once unless there's a shorter path. I wanted to get your thoughts on where you think the regulatory staff is – where their heads are at, as far as potential for approving drugs on an earlier endpoint, when we know that people on IMBRUVICA live for a very long time, so these trials can take forever, PFS survival. Thanks.

Darrin Beaupre - VP, Clinical Medicine and Early Development

This is a regulatory.

Urte Gayko - Senior VP of Global Regulatory Affairs

So – this is Urte. – I mean, we basically are equally interested in following those views in terms of potential registration strategy in the space. I think for us, the continued news in general are favorable, because they also use us the backbone as was pointed out. So I mean, I think we have already shown that we are pretty much exploring any certain endpoint that ultimately is usable for registration and then ultimately opening it all up with the full approval. So I think we are continuously committed to that. I think we have been strict in many settings. We've always done this clearly as our most recent effort in that regard, because no drug has previously been approved, so we have continued discussions about the details of regulator influence there. But anyway, we are – just to confirm, we are very open and we will use all of these approaches, as they are emerging.

Robyn Karnauskas - Deutsche Bank Securities, Inc.

And a follow-up on ASH data for follicular. What are we going to learn from that data, and how much follow-up time will there be for that data set?

Urte Gayko - Senior VP of Global Regulatory Affairs

For which one specifically?

Robyn Karnauskas - Deutsche Bank Securities, Inc.

For the ASH data that you said would be on follicular lymphoma? I'm not sure of the name of the study that would be at ASH. There'd be some follicular data there.

Darrin Beaupre - VP, Clinical Medicine and Early Development

So that study only has about, the median follow-up is about six months, so it's pretty short, so you have to keep that in mind. I think one of the things that you've heard before in mantle cell lymphoma is that you know responses increase over time. So I think that data set is still a bit less mature than we'd like to see, but it's interesting nonetheless. This is a very, very heavily pretreated patient population. A significant proportion have had transplant, significant proportion have high FLIPI scores, a significant proportion were refractory coming on therapy. You have to keep all those things in mind, and again, with the short follow-up time, again, it's just, I think, just the tip of the iceberg where we're probably going to be in follicular lymphoma.

Robyn Karnauskas - Deutsche Bank Securities, Inc.

Okay. Great. Thank you.

Operator: Thank you. And due to time constraints we do have time for one more question. And our next question comes from Jonathan Eckard from Citi. Your line is now open. Please go ahead.

Joon So Lee - Citigroup Global Markets Inc. (Broker)

Hi, guys. This is actually Joon Lee dialing in for Jon, and thanks for squeezing me in. I understand that you mentioned that your autoimmune or inflammation program is speculative, but there does seem to be other BTKs in development for this indication. So what can you say about ibrutinib or IMBRUVICA that is differentiated that gives you hope that this will work in autoimmune indications? For example, do you have any other potential off-target effects that makes this more promising than other BTK inhibitors in development? Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Alvina?

Alvina Chu - Senior Medical Director

Hi. This is Alvina Chu. We are very excited about our autoimmune program. It is very early right now. We are in a first-in-human study with our BTK inhibitor and it does have differences in its physical properties in terms of PK and PD compared to IMBRUVICA. We're currently not commenting any further on the details of the properties of our BTK inhibitor in autoimmune.

Joon So Lee - Citigroup Global Markets Inc. (Broker)

Fair enough. Thank you.

Darrin Beaupre - VP, Clinical Medicine and Early Development

The only thing I'd add to that is obviously we're real excited about the space. I mean, it makes sense to inhibit you know BTK in autoimmune diseases, so it's just, you know the excitement's there but the data will have to play out. But it's an area of great excitement for us and for the company.

Operator: Thank you. And I will now turn the call back over to Pharmacyclics for any further remarks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, thank you for participation in today's call. It's been another successful quarter where we have made great strides in accomplishing our mission. Today, Pharmacyclics has three approved indications for IMBRUVICA and we have filed for a fourth. We are changing the paradigm for treatment of leukemia and lymphomas. At the same time, we are providing patients with a chemo-free alternative and providing physicians with a renaissance within clinical practice, which is changing the treatment of those once-fatal cancers to hopefully chronic conditions. Team Pharmacyclics is delivering on its postulate to improve patient lives and restore them back to normal whenever possible. We couldn't be more proud of our team and where we are today. We look forward to further updates during ASH. Thank you for dialing in. Have a good rest of the day. We look forward to speaking with you next quarter.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone, have a great day.